EXHIBIT 99.1

Matritech Reports Record Revenues for Fourth Quarter and Fiscal Year 2006

•	Achieved 2006 Revenue Guidance of $12 million

•	NMP22® BladderChek® Test Sales Increased 37% in Fourth Quarter; 31% for Year

•	Company Issues 2007 Revenue Guidance of $14.5 to $15.5 million

•	Sales of NMP22® BladderChek® Test to Gynecologists in Germany Continue to Grow - more than 1,450 gynecologists have purchased the product to date

NEWTON, MA (February 6, 2007) - Matritech (Amex: MZT), a leading developer and marketer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the fourth quarter and fiscal year ended December 31, 2006. Revenues from sales of the NMP22® BladderChek® Test increased 37% in the fourth quarter 2006 and 31% for the year over those reported for the same periods in 2005. The company achieved its 2006 revenue guidance of $12 million.

Stephen D. Chubb, Matritech’s Chairman and CEO noted, “We are encouraged by the continued adoption of the NMP22 BladderChek Test by urologists in the U.S. and by both urologists and primary care physicians, including OB/GYNs, in Germany. This has resulted from the increasing number of reports in the medical press recommending the use of the test as well as the influence of our sales representatives in the U.S. and Germany. We expect that both of these factors will continue in 2007 and will contribute to our goal of making the NMP22 BladderChek Test standard of care for the early detection of bladder cancer.”

David L. Corbet, Matritech’s President and Chief Operating Officer remarked, “U.S. sales of NMP22 BladderChek Test to urologists have grown steadily in 2006 since implementing our changes in strategy and personnel late in the first quarter. I believe this is solid evidence that our switch in focus to driving usage in selected accounts with high volume potential is working. Following our switch in focus, our reorder rates increased throughout the remainder of 2006 with roughly 75% of all fourth quarter U.S. sales of the NMP22 BladderChek Test coming from established accounts that have ordered three or more times. We think this growing commitment by urologists provides the foundation for an expansion to primary care physicians in the coming year. In Germany, for both the quarter and the year, we are reaping the benefits of our market expansion to gynecologists where our annualized sales run rate now exceeds $2,000,000. We are also pleased with the continuing strong sales growth among urologists. 2006 was our fifth year of selling to urologists in Germany and annual sales to this customer group grew by more than 35% year-over-year.”

Revenue recognized from sales of the NMP22® BladderChek® Test increased 37% during the quarter to $3,088,000 compared to $2,254,000 in the fourth quarter of 2005. Overall product sales for the fourth quarter of 2006 were $3,602,000 compared to $2,776,000 for the fourth quarter of 2005, an increase of 30%. NMP22® BladderChek® Test sales accounted for approximately 92% of sales in the NMP22® product line.

The Company reported a loss from operations of $1,386,000 for the fourth quarter of 2006 compared to a loss from operations of $1,795,000 for the same period in 2005. This 23% decrease was mainly the result of increased sales of NMP22® BladderChek® Test. The Company reported a net loss of $2,336,000 or $0.04 per share for the fourth quarter of 2006, compared to a loss of $2,218,000 or $0.05 per share for the same period in 2005.

Revenue recognized from sales of the NMP22® BladderChek® Test increased 31% during fiscal year 2006 to $10,032,000 as compared to $7,686,000 in 2005. Overall product sales for 2006 were $12,085,000 compared to $10,290,000 for the year 2005. Revenues for the year ended December 31, 2006 were $12,195,000 compared to $10,415,000 for the year ended December 31, 2005, an increase of 17%.

The Company reported a loss from operations of $8,030,000 for the year ended December 31, 2006 compared to a loss of $7,730,000 for the year 2005. The Company reported a net loss attributable to common shareholders of $11,935,000 or $0.22 per share for year ended December 31, 2006 compared to a net loss of $9,492,000 or $0.21 per share for 2005. The reported net loss attributable to common shareholders for 2005 includes a $1,627,000 non-cash charge attributable to the beneficial conversion feature of the Series A Convertible Preferred Stock financing which closed in the first quarter of 2005 offset by a non-cash gain of $1,900,000 related to changes in the market value of the warrants issued in the financing.

Mr. Chubb also stated that 2007 revenues are expected to grow to between $14.5 and $15.5 million.

Highlights of 2006 and Recent Business:

•	Matritech signed an agreement with Inverness Medical Innovations, Inc. for the manufacture of Matritech’s NMP22 BladderChek Test.

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In addition to manufacturing, Inverness became the exclusive U.S. distributor of the NMP22 BladderChek Test to be sold through over-the-counter retail channels. Inverness and Matritech will collaborate in assessing the market opportunity, with a goal of submission of a regulatory filing seeking FDA approval to distribute and sell the test as a non-prescription or over-the-counter (OTC) test.

•	For the third year in a row, Matritech was named one of New England’s fastest growing technology companies in Deloitte’s Technology Fast 50 Program.

NMP22® BladderChek® Test:

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The Journal of American Medical Association (JAMA, January 18, 2006) published the results of a study that found the NMP22 BladderChek Test significantly increased the detection of recurrent bladder cancer, finding 99% of the malignancies when used with cystoscopy. The test was positive for 8 of 9 cancers not seen by cystoscopy, including seven tumors that were aggressive or advanced. This was the second time in less than a year that the test was featured in JAMA.

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Studies presented at the May 2006 American Urological Association (AUA) annual meeting expanded the role of the NMP22 BladderChek Test. Clinical investigators recommended the test be included in standard practice for diagnosing and monitoring bladder cancer.

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Recommendations supporting the screening of high risk groups for bladder cancer were reported in the September 1, 2006 American Cancer Society (ACS) journal Cancer. Screening for bladder cancer in high risk individuals with the NMP22® BladderChek® Test could save lives and reduce overall medical expenses. All other cancer screening programs save lives but increase expenses.

•	Bladder cancer screening programs were conducted in a number of states, including screening programs for firefighters in Massachusetts, Rhode Island and California.

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At the 53rd Annual Meeting of the Society for Gynecologic Investigation (SGI) in Toronto, a poster presentation, “Evaluation of a Point-Of-Care Assay for Detection of Bladder Cancer in Women at Risk,” indicated the test detected 100% of aggressive tumors, one of which was muscle invasive, in women with symptoms or risk factors for bladder cancer. The test was also positive for seven conditions that required biopsy for diagnosis.

•	At the American College of Obstetricians and Gynecologists (ACOG) annual meeting in Washington, D.C., the test was exhibited for the first time at a U.S. gynecology conference.

Other Programs in Development:

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Sysmex, Matritech’s partner for the automation of cervical cancer screening continues the development of its automated instrument/NMP179® antibody system. Sysmex has previously announced its goal of launch of this system in 2008.

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During 2006, Matritech’s scientists continued the development and optimization of an NMP-based blood test for the diagnosis of breast cancer. After appropriate targets are identified and verified, Matritech’s goal is to begin clinical trials during 2007 for a submission to the FDA.

Scheduled Web Cast of Call Today
Matritech has scheduled a conference call at 8:30 a.m. (ET) on Tuesday, February 6, 2007 to discuss the results of operations for the fourth quarter and the fiscal year and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to the “Investor Relations” section on the site. To access the conference call by phone, the dial-in number in the United States is 866-825-1709. The International dial-in number is 617-213-8060. The pass code is 17154375.

About Matritech

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 14 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act

Any forward-looking statements in this press release including those related to the Company's expectations regarding future sales of the Company’s products, sales in specific target markets, future products under development by the Company or third parties, and business prospects are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --
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Contact for Matritech:
Kathleen O'Donnell

Matritech, Inc.
Financial Highlights

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Revenues	$3,633,357	$2,818,192	$12,195,025	$10,415,470

Cost of sales	841,895	837,886	3,122,099	3,085,465
Research, development and
clinical expense	612,051	681,465	2,868,935	2,862,744
Selling, general and
administrative expense	3,565,555	3,093,824	14,233,523	12,196,962

Loss from operations	(1,386,144)	(1,794,983)	(8,029,532)	(7,729,701)

Interest income	16,572	19,307	136,186	120,051
Interest expense	960,011	442,339	3,986,828	2,215,102
Mark to market income from warrants	—	—	—	1,899,698
Other income (expense)	(6,039)	—	(54,628)	60,091

Net loss	$(2,335,622)	$(2,218,015)	$(11,934,802)	$(7,864,963)

Beneficial conversion feature	—	—	—	$(1,627,232)

Net loss attributable to common shareholders	$(2,335,622)	$(2,218,015)	$(11,934,802)	$(9,492,195)

Basic/diluted
net loss per share	$(0.04)	$(0.05)	$(0.22)	$(0.21)

Basic/diluted
weighted average
number of common
shares outstanding	56,231,511	46,951,793	54,595,633	45,002,662

	December 31,	December 31,
	2006	2005

Cash & cash equivalents	$1,460,403	$1,789,792
Working capital	(3,606,729)	1,643,438
Total assets	5,505,875	5,627,984
Long-term debt (a)	95,227	9,979
Series A convertible preferred stock	104,312	729,495
Stockholders' equity	(2,900,452)	1,353,744

(a) At December 31, 2006 and December 31, 2005 the face value of our current and long-term debt was $6,162,584 and $792,781 and the carrying value was $3,412,087 and $658,521, respectively.